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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

To members of the Board of Directors of Gartner, Inc.:

       We consent to the incorporation by reference in the Registration Statement (No. 333-104753) on Form S-8 of Gartner, Inc. of our report dated May 23, 2003 relating to the statements of net assets available for benefits, as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002 of Gartner, Inc. Savings and Investment Plan and the related supplemental schedule as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of Gartner, Inc. Savings and Investment Plan.

 /s/ KPMG LLP
-----------------------------
 New York, New York
 June 27, 2003